Exhibit B

JOINT 10b5-1 / 10b-18 PURCHASE PLAN AGREEMENT

March 22, 2021

Roth Capital Partners, LLC

888 San Clemente Drive

Newport Beach, CA 92660

Attention: John Weber

Dear Mr. Weber

This Agreement (this “Agreement”) confirms the terms and conditions under which Casey Crenshaw (the “Purchaser”) hereby establishes a 10b5-1 plan (the “Plan”) to purchase shares of Stabilis Solutions, Inc. common stock, par value $0.001 per share (the “Securities”), and under which Roth Capital Partners, LLC (“Broker”) will act as its exclusive agent to execute the Plan.

1.             Appointment of Broker.

The Purchaser hereby appoints Broker as its exclusive agent to purchase Securities pursuant to the Plan. It is the Purchaser's and Broker's intention that such purchases benefit from the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) and the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) each promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the Plan and the transactions contemplated hereby comply with the requirements of paragraph (c)(1)(i)(B) of Rule 10b5-1. Accordingly, the parties hereby agree that the terms of this Agreement and the Plan shall be interpreted to comply with the requirements of such paragraph (c)(1)(i)(B) and that Purchaser shall not take, nor permit any person or entity under its control to take, any action that would jeopardize the availability of Rule 10b-18 for purchases of Securities under the Plan or result in such purchases not so complying with the requirements of such paragraph (c)(1)(i)(B). Broker agrees that it shall execute all purchases of Securities under this Agreement in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4)

of paragraph (b) of Rule 10b-18, as the same may be amended or modified from time to time, taking into account the rules and practices of the principal exchange on which the Securities are traded (the “Principal Market”).

2.             Term.

(a)           Broker is authorized to commence purchasing Securities on April 08, 2021 (the “Commencement Date”), and this Agreement and the Plan shall terminate upon the earliest of (the period from and including the Commencement Date to such termination, the “Plan Period”):

(i)	May 21, 2021;
(ii)	the completion of all purchases contemplated by the Plan (as set forth in Annex A);
(iii)	the receipt by either party from the other of written notice of termination in accordance with Section 12 below;
(iv)	the existence of any legal or regulatory restriction that would prohibit any purchase pursuant to the Plan;
(v)	the public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any merger, acquisition, or similar transaction relating to the Purchaser as a result of which the Securities are to be exchanged or converted into shares of another company;

(vi)	the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Purchaser under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official with respect to the Purchaser, or the taking of any corporate action by the Purchaser to authorize or commence any of the foregoing; and
(vii)	the failure of the Purchaser to comply with Section 6 hereof.

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(b)           If, as contemplated by paragraph (a)(iv) of this Section 2, at any time during the term of this Agreement, any legal or regulatory restriction that is applicable to the Purchaser, including without limitation Rule 10b-18, Rule

10b-5, Regulation 13D-G, Regulation 14E and Regulation M under the Exchange Act, or the Purchaser's affiliates would prohibit any purchase pursuant to the Plan, the Purchaser shall give Broker notice of such restriction as soon as practicable (such notice, a “Required Termination Notice”). Such notice shall not include any information about the nature of the restriction or its applicability to the Purchaser.

(c)           The Purchaser shall be solely responsible for any purchases made by Broker as the Purchaser's agent prior to the termination of the Plan. In addition, if Broker receives notice of termination (including any Required Termination Notice) or of any of the termination events listed above, Broker shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by Broker.

(d)           Sections 6 and 10 of this Agreement shall survive any termination hereof.

3.             Purchases Outside Plan.

The Purchaser agrees that it (i) shall not make any “Rule 10b-18 purchase” (as such term is defined in Rule

10b-18(a)(13)) outside of this Plan during the Plan Period without first coordinating with Broker to ensure that such purchase (x) does not affect the viability of the plan under Rule 10b5-1 and (y) otherwise complies with the requirements of Rule 10b-18 and (ii) shall notify Broker prior to the opening of trading of the Securities of any affiliated purchases that may occur on such Trading Day and the Purchaser acknowledges that purchases of Securities by any such affiliated purchaser may cause the number of Securities to be purchased on any Trading Day (as defined below) to be reduced pursuant to Section 4(b) below.

4.             Purchasing Procedures.

(a)       On each Trading Day (as defined below) during the Plan Period on which no Market Disruption Event (as defined below) occurs, Broker shall use commercially reasonable efforts to purchase as agent for the Purchaser and for the account of the Purchaser the lesser of (i) the maximum number of Securities that the Purchaser could purchase on such Trading Day in accordance with the volume condition set forth in Rule 10b-18 and (ii) the number of Securities that Broker is able, subject to market conditions and principles of best execution, to purchase as agent for the Purchaser and for the account of the Purchaser on such Trading Day using commercially reasonable means in accordance with the Plan guidelines set forth in Annex A hereto. Broker may purchase Securities on the Principal Market, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Any numbers of Securities to be purchased (and any corresponding purchase price limits or ranges) set forth in Annex A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities or any change in capitalization with respect to the

Purchaser or any similar event that occurs during the term of this Agreement, as determined by Broker in good faith and a commercially reasonable manner.

A “Trading Day” is any day during the Plan Period that the Principal Market is open for business and the

Securities trade regular way on the Principal Market.

“Market Disruption Event” means that (i) there occurs any material (as reasonably determined by Broker) suspension of or limitation on trading by the Principal Market, (ii) there occurs any event that materially (as reasonably determined by Broker) disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for the Securities or futures or options contracts on the Securities or (iii) the Principal Market closes prior to its scheduled closing time for such trading day.

(b)       In the event that Broker, in its reasonable discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related internal policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Broker, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G, Regulation 14E and Regulation M under the Exchange Act) (collectively, “Requirements”) for Broker to refrain from purchasing Securities or to purchase fewer than the number of Securities otherwise specified in the instructions provided by the Purchaser on any day, then Broker may, in its sole reasonable discretion, elect that the number of Securities purchased shall be reduced for such day to an amount determined by Broker in its reasonable discretion, as appropriate with regard to such Requirements.

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(c)       Any Securities purchased pursuant to the Plan shall be purchased under ordinary principles of best execution at the then-prevailing market price. Subject to the terms of the Plan as set forth herein (including Annex

A hereto), Broker shall have full discretion with respect to the execution of all purchases, and the Purchaser acknowledges and agrees that the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether purchases of Securities are affected pursuant to the Plan. The Purchaser acknowledges and agrees that, in purchasing Securities pursuant to the Plan, Broker will be an independent contractor and will not be acting as the Purchaser's trustee or fiduciary or in any similar capacity.

5.              Payment for and Delivery of Purchased Securities.

Payment for Securities purchased, together with any applicable fees, shall be made by the Purchaser within one standard settlement cycle after the purchase. Purchased Securities will be held or delivered in accordance with instructions to be furnished by the Purchaser.

6.             Compensation.

For the services provided in this Agreement, the Purchaser agrees to pay to Broker a fee of $100 per trade for the Securities purchased pursuant to the terms of this Agreement.

7.                Representations, Warranties and Agreements. The Purchaser represents and warrants to, and agrees with, Broker as follows:

(a)       This Agreement and the transactions contemplated herein have been duly authorized by the Purchaser; this Agreement is the valid and binding agreement of the Purchaser, enforceable in accordance with its terms except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity and (iii) to the extent the indemnification provisions contained herein may further be limited by applicable laws and principles of public policy; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or conflict wit h or result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and no governmental, administrative or official consent, approval or authorization is required for performance of the transactions contemplated herein.

(b)       As of the date of this Agreement, the Purchaser is not aware of any material nonpublic information concerning the Securities or the business, operations or prospects of the Purchaser.

(c)       The Purchaser is engaging Broker and entering into this Agreement and the Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. Until this Agreement is terminated, the Purchaser agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Securities.

(d)       The Purchaser is not entering into this Agreement to create actual or apparent trading activity in the Securities (or any security convertible into or exchangeable for the Securities) or to raise or depress the price of the Securities (or any security convertible into or exchangeable for the Securities) for the purpose of inducing others to buy or sell Securities, and will not engage in any other securities or derivative transaction to such ends.

(e)       During the term of this Agreement, neither the Purchaser nor its officers or employees shall, directly or indirectly, disclose to any person at Broker effecting purchases under the Plan any material nonpublic information regarding the Purchaser or the Securities or any information regarding the Purchaser or the Securities that could reasonably be expected to influence the execution of the Plan.

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(f)        Prior to 8:00 a.m., New York City time on the Commencement Date, the Purchaser shall provide to Broker all information, other than publicly reported trading volumes, necessary for Broker to calculate the maximum number of Securities that may be purchased as of the Commencement Date in accordance with the volume condition set forth in Rule 10b-18, and Broker shall be entitled to rely on such information so provided.

(g)       The Purchaser shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Purchaser and the transactions contemplated hereby, including, without limitation, reporting and filing requirements. The Purchaser acknowledges and agrees that it is not relying, and has not relied, upon Broker or any affiliate of Broker with respect to the legal, accounting, tax or other implications of the Plan and the transactions contemplated thereby and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. Broker has made no representation and has no obligation with respect to whether the Plan or the transactions contemplated thereunder qualify for the safe harbor provided by Rule 10b-18 or the affirmative defense provided by Rule 10b5-1.

8.              Disclosure of Acquisition Program.

The Purchaser represents and warrants that it either has publicly disclosed its intention to institute a program for the acquisition of the Securities or will make such public disclosure prior to the Commencement Date.

9.             Other Purchases by Broker.

Nothing herein shall preclude the purchase by Broker of Securities for Broker's own account, or the solicitation or execution of purchase or sale orders of Securities for the account of Broker's clients.

10.           Indemnification.

The Purchaser shall indemnify Broker and its affiliates against any liabilities or expenses (including reasonable attorney's fees and disbursements), or actions in respect of any liabilities or expenses, arising from the services furnished pursuant to this Agreement including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws, except to the extent such liabilities or expenses result from the gross negligence or bad faith of Broker or its affiliates. The Purchaser shall also promptly reimburse Broker and its affiliates for all expenditures (including reasonable attorney's fees and disbursements)

made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against Broker or its affiliates.

11.           Amendment, Modification or Waiver.

Any amendment, modification or waiver of this Agreement or the Plan must be in writing signed by both parties hereto and effected in accordance with the requirements for the amendment of a "plan" as defined in paragraph (c) of Rule 10b5-1. Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which the Purchaser is aware of any material nonpublic information concerning the Purchaser or the Securities.

12.           Notices.

Any written communication shall be sent to the address specified below and shall become effective upon receipt:

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(a)       if to Broker, to it at

[redacted]

or at such other address as may from time to time be designated by notice to the Purchaser in writing; and

(b)       if to the Purchaser, to it at

[redacted]

or at such other address as may from time to time be designated by notice to Broker in writing.

13.           Assignment.

Neither party may assign its rights and obligations under this Agreement to any other party.

14.           Governing Law.

This Agreement and any claim relating hereto shall be governed by and construed in accordance with the law of the State of New York. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

BROKER:

Roth Capital Partners, LLC

By:	/s/ John Weber

Name: John Weber

Title: Managing Director

Date: March 22, 2021

If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

PURCHASER:

Casey Crenshaw

By:	/s/ Casey Crenshaw

Name: Casey Crenshaw

Date: 3/22/2021